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                                                                Rule 424(b)(2)
                                          Registration Statement No. 333-32909


PRICING SUPPLEMENT No. D5 Dated October 3, 1997, to Prospectus, dated September 29, 1997 and Prospectus Supplement, dated October 1, 1997.





                      Bankers Trust New York Corporation

                      Senior Medium-term Notes, Series A
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE



        This Pricing Supplement supplements and, to the extent inconsistent therewith, supersedes the Prospectus and the Prospectus Supplement. Capitalized terms used and not defined herein are used with the meanings specified in the Prospectus Supplement.


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[X] Senior         [_] Subordinated       Form:
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                                         [x]Global         [_] Certified
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Principal Amount:  $25,000,000            Optional Redemption at the Option of
                                       the Corporation: [_] Yes  [X] No
Agent's Name and DTC Participant
Number: Paine Webber Inc., DTC # 0221       Initial Redemption Date:
Initial Redemption Percentage:
                                       Annual Redemption Percentage
Issue Price: 100.00%                        Reduction:
                                      Optional Repayment at the Option of
                                      the Holder:
Net Proceeds to Issuer: $24,981,500              [_] Yes [X] No
Agents's Commission, if Applicable:0.074%        Optional Repayment Dates:
Original Issue Date: October 8,1997              Optional Repayment Prices
Stated Maturity: Auguat 15, 2000            Amortizing Note: [_] Yes  [X] No
                                       Basis or formula for amortization of
Interest Rate: 6.00% per annum              principal and/or interest of Note:
Interest Payment Dates (if other            Payment Dates for amortization:
than as specified in the Prospectus                  [_] Each March 15, June
15, September
Supplement):                           15 and December 15
Each February 15 and August 15              [_] Each June 15 and December 15
Commencing: February 15, 1998               [_] Other: Each

                                       Currency Indexed Note: [_] Yes  [X] No
Regular Record Dates (if other than              Currency I:
 as specified in the Prospectus             Currency II:
 Supplement):                          Base Exchange Rate:
 Each                                  Leverage Factor "L":

Optional Interest Reset by                  Principal Indexed: [_] Yes [X]
Corporation:                              [_] Principal to increase when Spot
[_] Yes  [X] No                           Rate exceeds Base Exchange Rate and
Optional Interest Reset Dates               decrease when Spot Rate is less
than
                                       Base Exchange Rate.
Original Issue Discount Note:               [_] Principal to decrease when
Spot
 [_] Yes  [X] No                          Rate exceeds Base Exchange Rate and
Yield to Maturity:                        decrease when Spot Rate is less than
OID for U.S. Federal Income Tax             Base Exchange Rate.
 Purposes:
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

                      Bankers Trust New York Corporation

               Senior Medium-term Notes, Series A - (continued)
                   Subordinated Medium-Term Notes, Series A
                  Due Nine Months or More from Date of Issue

                                FIXED RATE NOTE




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Specified Currency (check one; if                          Interest Indexed:
[_] Yes  [X] No
other than U.S. Dollars, see attached                      [_] Interest to
increase when Spot
for exchange rate and other                                Rate exceeds Base
Exchange Rate and
information):                                         decrease when Spot Rate
is less than
[X] U.S. Dollars (USD or U.S.$)                            Base Exchange Rate.
[_] European Currency Units (ECU)                          [_] Interest to
decrease when Spot
[_] Australian Dollars (AUD or AUS$)                       Rate exceeds Base
Exchange Rate and
[_] British Pound (GBP or                                  decrease when Spot
Rate is less
  UK [pounds])                                        than Base Exchange Rate.
[_] Canadian Dollars (CAD or CAN$)
[_] German Marks (DEM or DM)
[_] Italian Lire (ITL or Lire)
[_] Japanese Yen (JPY or [Yen])
[_] Swiss Francs (CHF or SWFr)
[_] Other

Holder has option to elect payments                         Commodity Indexed
Note (if yes, see
in Specified Currency (if Specified                         attached annex for
additional
Currency is not U.S. Dollars):                             information): [_]
Yes  [X] No
[_] Yes  [X] No
Authorized Denominations (if other                          Calculation Agent
(if other than
than $1,000 and any integral multiple                      Bankers Trust
Company):
thereof or if Specified Currency is
not U.S. Dollars): $1,000

Optional Extensions of Stated                              Other Provisions:
Maturity by the Corporation:
[_] Yes  [X] No
Extension Period:
Number of Extension Periods:
Final Maturity Date:                                       Annex Attached [_]
[X] No
                                                 (and incorporated herein by
reference)
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The aggregate initial offering price of this offering is U.S.$25,000,000
(which, if the securities offered hereby are denominated in a currency or currency unit other than U.S. dollars, is the equivalent, in the foreign currencies or currency units set forth herein, of the principal amount set forth herein at the Exchange Rate set forth herein) and relates only to Pricing Supplement No.D5. Debt Securities, including Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, having an aggregate initial offering price of up to U.S.$3,080,000,000 (or the equivalent thereof in any foreign currencies or currency units) may be issued by the Corporation pursuant to the Registration Statement referred to above. To date, including this offering. an aggregate of U.S.$474,776,000* (or the equivalent thereof in any foreign currencies or currency units) aggregate initial offering price of Debt

                        Securities have been so issued.